Exhibit 99.1

Carter Validus Launches New Mission Critical REIT

Tampa, FL (December 29, 2010). Carter Validus Mission Critical REIT, Inc. announced today that its registration statement pertaining to a public offering of up to $1.75 billion in common stock (including shares to be sold pursuant to its distribution reinvestment plan) was declared effective as of December 10, 2010, by the United States Securities and Exchange Commission. Carter Validus Mission Critical REIT intends to use the net proceeds from this offering to invest primarily in mission critical real estate assets located throughout the United States.

Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT will focus its acquisitions on mission critical assets in three distinct real estate sectors: data centers, healthcare and education.

The common stock, priced at $10 per share, will be made available through SC Distributors, LLC, a FINRA member and the affiliated dealer manager to the offering.

This is not an offer or a solicitation of an offer to buy the securities described herein. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact your investment professional or SC Distributors, LLC at 610 Newport Center Drive, Suite 350 Newport Beach, CA 92660 (877-907-1148). Securities offered through SC Distributors, LLC member FINRA and SIPC.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700